Exhibit 3(i), 4.1
CHARTER OF
CRACKER BARREL OLD COUNTRY STORE, INC.
(including all amendments through December 8, 2008)

1.           Name.  The name of this corporation is Cracker Barrel Old Country Store, Inc.

2.           Registered Office, Registered Agent and Principal Office.  The address of the registered office of this corporation is in Wilson County at 305 Hartmann Drive, Lebanon TN  37087, and the name of the corporation’s registered agent at that office is James F. Blackstock.  The address of the principal office of this corporation is in Wilson County at 305 Hartmann Drive, Lebanon TN 37087.

3.           Incorporator.  The name and address of the incorporator is James F. Blackstock, 305 Hartmann Drive, Lebanon TN  37087.

4.           For Profit.  This corporation is for profit.

5.           Stock.

(a)  Capitalization.  The maximum number of shares that the corporation has authority to issue is 500,000,000 shares, of which 400,000,000 shares are classified and designated common stock (“Common Stock”) and 100,000,000 shares are classified and designated preferred stock (“Preferred Stock”).

(b)  Common Stock.  The shares classified and designated as Common Stock have a par value of $0.01 per share, and when issued and outstanding, shall have unlimited voting rights, and shall be entitled to receive the net assets of this corporation upon dissolution.

(c)  Preferred Stock.  With respect to shares designated and classified as Preferred Stock, the Board of Directors of the corporation, pursuant to Section 48-16-102 of the TBCA, are authorized to establish and to determine, in whole or in part, to the full extent permitted by Tennessee law and within the limits set forth in Section 48-16-101 of the TBCA, the preferences, limitations and relative rights of the Preferred Stock or any series of Preferred Stock.  Unless and until otherwise specified by the Board of Directors, the shares classified and designated as Preferred Stock will have a par value of $0.01 per share.  The Board of Directors may authorize one or more series of Preferred Stock with preferences, limitations and relative rights, including, but not limited to:

(i)  special, conditional or limited voting rights, or no right to vote, except to the extent limits or conditions are prohibited by the TBCA;

(ii)  characteristics as redeemable or convertible;

(iii)  distributions to the shareholders calculated in any manner, including dividends that may be cumulative, noncumulative, or partially cumulative;

(iv)  preferences over any class of shares with respect to distributions, including dividends and distributions, upon dissolution of this corporation; or

(v)  specification and changes in the specification of par values.

In accordance with Section 48-16-101 of the TBCA, the foregoing list of designations, preferences, limitations and relative rights is not exhaustive.

(d)  Filing Concerning Preferred Stock.  Before issuing any shares or any series of Preferred Stock pursuant to subparagraph 5(c), the corporation must deliver to the Secretary of State for filing articles of amendment, which are effective without shareholder action, that set forth:  (i) the name of this corporation; (ii) the text of the amendment fixing the terms of the class or series of shares; (iii) a statement that the amendment was duly adopted by the Board of Directors; and (iv) the date it was adopted.

(e)  Share Dividends.  The Board of Directors may declare and issue a share dividend consisting of one class or series of stock of the corporation in respect to the shares of the same or another class or series of stock of the corporation.

6.           No Preemptive Rights.  No holder of shares of any class of stock of this corporation shall have any preemptive rights to purchase or otherwise acquire any shares of stock of any class of the corporation, or any options or rights to purchase shares of any class, or any other securities of the corporation convertible into or carrying an option to purchase shares of any class, whether now or hereafter authorized.  The Board of Directors of this corporation may authorize the issuance of shares of stock of any class of the corporation, or options or rights to purchase shares of any class, or any securities convertible into or carrying an option to purchase shares of any class, without offering that issue of shares, rights, options or other securities, in whole or in part, to any shareholders of the corporation.

7.           Special Shareholders’ Meetings.  In addition to the ability of the Board of Directors to call a special meeting as provided in the Bylaws of this corporation, the holders of at least 20% of all the votes entitled to be cast on any issue to be considered at a proposed special meeting may sign, date and deliver to the corporation’s Secretary one or more written demands for a special meeting describing the purpose or purposes for which it is to be held.  Upon receipt by the Secretary of such a demand or demands, the Secretary shall call a special meeting in accordance with the Bylaws of the corporation and Tennessee law.

8.           Directors.  The number of directors shall initially be 13.  The number of directors may be changed and fixed at a different number from time to time by a majority of the entire Board of Directors.  The Board of Directors may not fix a number of directors less than 5.

9.           Removal of Directors.  The shareholders of this corporation may remove a director only for cause.  Any or all of the directors may be removed for cause by a vote of a majority of the entire Board of Directors.

10.         Director Liability and indemnification.

(a)  Limitation of Liability.  A director of this corporation shall not be personally liable to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director, but this provision shall not eliminate or limit the liability of a director of this corporation (i) for any breach of the director’s duty of loyalty to the corporation or to its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 48-18-304 of the Tennessee Business Corporation Act.  If the Tennessee Business Corporation Act is later amended to authorize the further elimination or limitation of the liability of directors, then in addition to the limitation on personal liability initially provided in this Charter, the liability of a director of the corporation shall be limited to the fullest extent permitted by the amended Tennessee Business Corporation Act.  This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Charter became effective, if such a limitation or elimination of liability of a director for those acts or omissions is prohibited by the Tennessee Business Corporation Act as then in effect.  Any repeal or modification of this Section 10 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of that repeal or modification.

Indemnification.  This corporation shall have the power to indemnify any director, officer, employee, agent of the corporation, or any other person who is serving at the request of the corporation in any such capacity with another corporation, partnership, joint venture, trust, or other enterprise (including, without limitation, any employee benefit plan) to the fullest extent permitted by the Tennessee Business Corporation Act as it exists on the date of this Charter or as it may later be amended, and that indemnification may continue as to any person who has ceased to be a director, officer, employee, or agent and shall benefit the heirs, executors, and administrators of the affected person.

Insurance.  By action of its Board of Directors, notwithstanding any interest of the directors in the action, the corporation may purchase and maintain insurance, in amounts the Board of Directors deems appropriate, to protect any director, officer, employee, or agent of the corporation or any other person who is serving at the request of the corporation in any such capacity with another corporation, partnership, joint venture, trust, or other enterprise (including, without limitation, any employee benefit plan) against any liability asserted against him or her or incurred by him or her in that capacity or arising out of that status (including, without limitation, expenses, judgments, fines, any excise taxes assessed on a person with respect to any employee benefit plan, and amounts paid in settlement) to the fullest extent permitted by the Tennessee Business Corporation Act as it exists on the date of this Charter, or as it may later be amended, and whether or not the corporation would have the power or would be required to indemnify that person under the terms of any agreement or bylaw or the Tennessee Business Corporation Act.

11.           Business Combinations.

(a)  Application of the Act.  The provisions of Sections 48-35-201 through 48-35-209 of the TBCA, otherwise known and cited as the “Tennessee Business Combination Act,” as that act may be amended from time to time, shall apply to the fullest extent provided by law to any Business Combination, as defined in the Tennessee Business Combination Act.

(b)  Corporation Not Liable for Resisting Merger, Exchange, Etc.  So long as this corporation has a class of voting stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, neither the corporation nor its directors or officers shall be liable at law or equity for either having failed to approve the acquisition of shares by an Interested Shareholder, as defined in the Tennessee Business Combination Act, on or before an Interested Shareholder’s share acquisition date, or for seeking to enforce or implement the Tennessee Business Combination Act or the Tennessee Control Share Acquisition Act, or for failing to adopt or recommend any charter or bylaw amendment or provision respecting the Tennessee Business Combination Act or the Tennessee Control Share Acquisition Act, or for opposing any proposed merger, exchange, tender offer or significant disposition of assets of the corporation or any subsidiary because of a good faith belief that the merger, tender offer, exchange or significant disposition of assets would adversely affect the social, legal, environmental or economic circumstances of the corporation, its employees, customers or suppliers, or the communities in which the corporation, or its subsidiaries, operate or are located. In making decisions concerning these matters, this corporation’s officers and directors may also specifically consider any other relevant factors, including, but not limited to, (i) the financial and managerial resources and future prospects of the other party, and (ii)  the amount and form of the consideration being offered in relation to the then current market price for the corporation’s outstanding shares of capital stock, in relation to the then current value of the corporation in a freely negotiated transaction and in relation to the Board of Directors’ estimate of the future value of the corporation (including the unrealized value of its properties and assets) as an independent concern.

12.           Control Share Acquisitions.

(a)  Application of the Act.  The provisions of Sections 48-35-301 through 48-35-312 of the TBCA, otherwise known and cited as the “Tennessee Control Share Acquisition Act,” as that act may be amended from time to time, shall apply to and govern, to the fullest extent provided by law, any Control Share Acquisition of this corporation’s shares, as those terms are defined in the Tennessee Control Share Acquisition Act.

(b)  Redemption.  Pursuant to Section 48-35-308 of the Tennessee Control Share Acquisition Act, this corporation, at its option, may redeem from the acquiring person all, but not less than all, control shares acquired in a Control Share Acquisition, at any time during the period ending 60 days after the last acquisition of control shares by that person, for the fair value of those shares, if (i) no control acquisition statement has been filed, or (2) a control acquisition statement has been filed and the shares are not accorded voting rights by the shareholders of this corporation pursuant to Section 48-35-307.  For purposes of this subparagraph, fair value shall be determined as of the effective date of the vote of the shareholders denying voting rights to the acquiring person, if a control acquisition  statement is filed, or if no control acquisition statement is filed, as of the date of the last acquisition of control shares by the acquiring person in a Control Share Acquisition.

(c)  Appraisal Right.  Pursuant to Section 48-35-309 of the Tennessee Control Share Acquisition Act, if control shares acquired in a Control Share Acquisition are accorded voting rights and the acquiring person has acquired control shares that confer upon that person a majority or more of all voting power entitled to vote generally with respect to the election of directors, all this corporation’s shareholders of record, other than the acquiring person, who have not voted in favor of granting those voting rights to the acquiring person shall be entitled to an appraisal of the fair market value of their shares in accordance with Chapter 23 of the Tennessee Business Corporation Act.

13.           Charter Amendments.  This Charter may be amended or revised in accordance with the TBCA, however, any reduction in the maximum number of shares the corporation may issue under Section 5(a), and any amendment, alteration, addition or repeal of Sections 5(c), 6, 7, 8, 9, 10, 11, 12 and this Section 13 may only be taken by the affirmative vote of the holders of at least 75% of the outstanding shares of the capital stock of this corporation entitled to vote on those matters, considered for the purposes of this section as one class.

14.           Bylaws Amendments.  The Bylaws of this corporation may be amended or revised in accordance with the TBCA, however, any amendment, alteration, addition or repeal of Bylaws Section 1.02, Article 8 and Article 11 may only be taken by the affirmative vote of the holders of at least 75% of the outstanding shares of capital stock of this corporation entitled to vote on those matters, considered for the purposes of this section as one class.